Exhibit 99.1

Pharmion Announces First Quarter 2005 Sales of $51.7 Million

Company Reports Second Profitable Quarter With $0.13 EPS

          BOULDER, Colo., April 26 /PRNewswire-FirstCall/ -- Pharmion Corporation (Nasdaq: PHRM) today reported financial results for its first quarter endedMarch 31, 2005.  First quarter net sales totaled $51.7 million, compared to$15.7 million in the first quarter of 2004.  Sales of Vidaza(R) (azacitidinefor injectable suspension), launched in the U.S. on July 1, 2004, totaled$27.5 million in the first quarter.  First quarter named patient andcompassionate use sales of thalidomide totaled $20.3 million, compared to$12.6 million in the first quarter of 2004.

          Pharmion reported net income of $4.3 million for the first quarter of 2005, or $0.13 per share, compared to a net loss of $(9.8) million, or a netloss of $(0.40) per share for the first quarter of 2004.

          “While we are pleased with our increased profitability this quarter, we remain focused on growing sales, particularly for Vidaza in the U.S.,” saidPatrick J. Mahaffy, president and chief executive officer of Pharmion.  “Weare currently implementing our second wave of Vidaza marketing initiatives tocomplement our commercial efforts to date, focusing on educational activitiesdesigned to raise physicians’ awareness of the benefit that Vidaza can providein the treatment of MDS.  We believe that this increased awareness willpositively affect our sales.”

          First Quarter Financial Detail

          Pharmion’s gross margin on net sales was 73 percent in the first quarter of 2005 compared to 60 percent for the first quarter of 2004.  This increaseis due to the launch of Vidaza as well as improved margins on thalidomidesales following the restructuring of our thalidomide license and supplyagreements in the fourth quarter of 2004.  Gross margin reflects the cost ofproduct sold as well as royalty payments made to licensors on the sales ofPharmion’s products.

          Operating expenses, excluding cost of sales, totaled $32.4 million in the first quarter of 2005, compared to $18.2 million in the year-ago quarter.  Theincrease in operating expenses for the first quarter of 2005 over thecomparable period in 2004 is due to the expansion of clinical, regulatory andcommercial activities to support the Company’s products, including Vidazasales and marketing activities.

          Income tax expense totaled $2.9 million in the first quarter of 2005, compared to $0.9 million in the year-ago quarter.

          As of March 31, 2005, Pharmion had $244.5 million in cash, cash equivalents and short-term investments, compared to $245.5 million atDecember 31, 2004.  The $1 million decrease primarily reflects cash paymentsfor prior years’ product and company acquisitions as well as capitalexpenditures, offset by $7.5 million in cash generated by operatingactivities.

          Regulatory and Development Update

          Pharmion has an extensive development program for Vidaza under way in 2005, including over 30 Company- and investigator-sponsored clinical studiesexamining the use of Vidaza in the treatment of Myelodysplastic Syndromes(MDS), other hematological malignancies and solid tumors.  In addition totwo large company-sponsored studies, five investigator-initiated trials arecurrently in the enrollment stage, and six additional trials are in the finalstages of approval and should be open within the next six weeks.  Theremaining studies will open over the next several months.

          The Pharmion-sponsored clinical trials include a survival study of 354 high-risk MDS patients.  Enrollment for this study is expected to becompleted by the end of 2005.  In addition, Pharmion is sponsoring a studyexamining alternative dosing schedules for Vidaza.  The Company beganenrolling patients in this study during the first quarter of 2005, andenrollment is expected to be completed by early 2006, with data available inlate 2006.

          Pharmion’s marketing applications for Vidaza were filed in the third quarter of 2004 with the European and Australian regulatory authorities,and continue to be under active review.

          With respect to the European marketing approval for thalidomide, Pharmion has initiated a scientific advice procedure with the European regulatoryauthorities, which will determine what clinical data will be required by theregulatory authorities to support a marketing authorization for thalidomide,initially in relapsed/refractory multiple myeloma.  Pharmion expects tocomplete the first round of meetings with the regulatory authorities in thenext several days and expects to be in a position to provide a status updateon the European approval process when the Company reports second quarterresults.  Until Pharmion receives a marketing approval, it will continue tosell thalidomide on a named patient and compassionate use basis throughoutEurope and several additional international markets.

          2005 Financial Outlook

          For 2005, Pharmion continues to expect to report total net sales in a range of $229 to $245 million, driven primarily by anticipated Vidaza sales inthe U.S. and thalidomide named patient and compassionate use sales in Europe.The Company anticipates Vidaza sales will range from $130 to $140 million, andthalidomide sales will range from $80 to $86 million.  Pharmion expects 2005earnings per share to be in a range of $0.33 to $0.48 per share.

          Pharmion will hold a conference call to discuss first quarter 2005 results tomorrow, April 27, at 8:30 a.m. ET.  The conference call will besimultaneously Web cast on the Company’s Web site, and archived for futurereview.

          About Pharmion:

          Pharmion is a pharmaceutical company focused on acquiring, developing and commercializing innovative products for the treatment of hematology andoncology patients in the U.S., Europe and additional international markets.For additional information about Pharmion, please visit the company’s websiteat www.pharmion.com.

          Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:  This release contains forward-looking statements, which express thecurrent beliefs and expectations of management.  Such statements are based oncurrent expectations and involve a number of known and unknown risks anduncertainties that could cause Pharmion’s future results, performance orachievements to differ significantly from the results, performance orachievements expressed or implied by such forward-looking statements.Important factors that could cause or contribute to such differences includethe status and timing or regulatory approvals for Thalidomide Pharmion 50mgand, outside the U.S. for Vidaza; the impact of competition from otherproducts under development by Pharmion’s competitors; the regulatoryenvironment and changes in the health policies and structure of variouscountries; acceptance and demand for new pharmaceutical products and newtherapies, uncertainties regarding market acceptance of products newlylaunched, currently being sold or in development; Pharmion’s ability tosuccessfully acquire rights to, develop and commercialize additionalpharmaceutical products; failure of third-party manufacturers to produce theproduct volumes required on a timely basis, fluctuations in currency exchangerates, and other factors that are discussed in Pharmion’s filings with theU.S. Securities and Exchange Commission.  Forward-looking statements speakonly as of the date on which they are made, and Pharmion undertakes noobligation to update publicly or revise any forward-looking statement, whetheras a result of new information, future developments or otherwise.

PHARMION CORPORATION
CONSOLIDATED FINANCIAL RESULTS
(In thousands, except for share and per share amounts)
Unaudited

	Three Months Ended March 31,

	2005	2004

Net sales	$51,737	$15,721
Operating expenses:
Cost of sales, including royalties	13,947	6,309
Clinical, development and regulatory	9,464	6,553
Selling, general and administrative	20,680	10,948
Product rights amortization	2,238	725
Total operating expenses	46,329	24,535
Income (loss) from operations	5,408	(8,814)
Interest and other income (expense), net	1,779	(73)
Net income (loss) before taxes	7,187	(8,887)
Income tax expense	2,917	922
Net income (loss)	$4,270	$(9,809)
Diluted net income (loss) per common share	$0.13	$(0.40)
Diluted weighted average common shares	33,035,855	24,349,920
Basic net income (loss) per common share	$0.13	$(0.40)
Weighted average common shares	31,804,784	24,349,920

	March 31, 2005	December 31, 2004

CONSOLIDATED BALANCE SHEET DATA
Cash and cash equivalents and short-term investments	$244,472	$245,543
Total assets	411,036	411,231
Total liabilities	57,073	59,278
Total stockholders’ equity	353,963	351,953

SOURCE  Pharmion Corporation
          -0-                                                  04/26/2005
          /CONTACT:  Breanna Burkart, or Anna Sussman, Directors, Investor Relations and Corporate Communications of Pharmion Corporation, +1-720-564-9150/
          /Web site:  http://www.pharmion.com /

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